Exhibit 99.(a)(1)(J)

NVIDIA Stock Option Election

Election Confirmation Statement

Date        [                    ]

Dear        [                    ]

Under the terms of the NVIDIA Tender Offer you have elected the following:

Grant #	Grant Date	Original Expiration Date	Total Options Granted	Grant Price	Outstanding Portion Eligible for Amendment	Exercise in
						2007	2008	2009	2010	2011	Elect to Amend
											● Yes ● No

We strongly encourage you to print a copy of this page and keep it for your records.

You may change your election at any time before 6:00 pm Pacific Time on December 29, 2006 by visiting the NVIDIA Tender Offer website at https://tenderoffer.nvidia.com and submitting a new electronic election.

Note: Your most recent election form submitted electronically or by hard copy as allowed by the tender offer before the Expiration Time will be the form considered for acceptance by NVIDIA.

A final Election Confirmation Statement will be forwarded to you within two business days following December 29, 2006. The final confirmation should contain the same information as the most recent Election Confirmation Statement that you previously received by email from this website.

Please contact tenderoffer@nvidia.com if you do not receive a final Confirmation.